EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-62844) pertaining to the Restated Airport Systems International, Inc. 1991 Stock Option Plan of Elecsys Corporation (formerly Airport Systems International, Inc.) of our report dated June 28, 2005, with respect to the consolidated financial statements of Elecsys Corporation as of April 30, 2005 and for the year then ended included in this Annual Report (Form 10-KSB) for the year ended April 30, 2006.

/s/ Mayer Hoffman McCann P.C.

Leawood, Kansas

July 24, 2006